UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 17, 2006

COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-20355	91-1223280
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

999 Lake Drive

Issaquah, WA 98027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 425-313-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 17, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Costco Wholesale Corp. (the “Company”) approved the fiscal 2007 performance criteria pursuant to which bonuses may be paid to executive officers. Under these criteria, executive officers (other than Mr. Brotman, Chairman of the Board, and Mr. Sinegal, President and Chief Executive Officer) are eligible to receive bonuses up to 20% of salary based on the achievement of specified targets relating to pre-tax income and operational characteristics relevant to the executive’s area of responsibility. (See Exhibit 10.1) The amounts of the actual bonuses are determined by Mr. Sinegal, subject to further approval of the Committee. Mr. Sinegal’s employment agreement for fiscal 2007 provides for a bonus amount of up to $200,000 (representing an amount up to 57% of his base salary), at the discretion of the Board of Directors or the Committee. Mr. Brotman’s bonus is at the discretion of the Board of Directors or the Committee.

On October 17, the Committee also approved final bonus awards for executive officers for fiscal 2006. Mr. Brotman was awarded a bonus of $200,000. The Committee did not approve bonus awards to Mr. Sinegal or Mr. Galanti. The performance of these officers would have warranted the Committee’s approval of bonus awards of $200,000 and $82,000 but each officer suggested to the Committee that he not receive a bonus this year. As previously disclosed by the Company, a Special Committee of the Board of Directors concluded that there were imprecisions in the Company’s stock option granting process and that these two officers had responsibility for administering that process. Because of their responsibilities for the imprecisions in the process and the resulting need for the board inquiry, these officers suggested that they not receive bonuses for fiscal 2006. The Committee acted in accordance with their suggestions.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are included in this report:

10.1.	Fiscal 2007 Executive Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, on October 19, 2006.

COSTCO WHOLESALE CORPORATION

By:	/s/ Richard A. Galanti
Richard A. Galanti,
Executive Vice President and Chief Financial Officer

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